Exhibit (a)(1)(f)

FORM OF

PROMISE TO MAKE CASH PAYMENT

TO [NAME OF EMPLOYEE]:

In exchange for your agreement to amend certain of your outstanding eligible stock options to purchase shares of Microtune, Inc. common stock as indicated by your election form, Microtune hereby promises to pay you cash payment(s) for certain of such amended stock options as described on the schedule attached hereto, subject to the conditions described herein. Any such payment(s) will be paid, less applicable tax withholding.

Your right to the portion of the Cash Payment attributable to Eligible Options that are unvested as of the Expiration Time of the Offer is subject to the vesting of such options, and thus to your continued employment with Microtune through the applicable vesting date(s) indicated on the attached schedule.

The payments due to you are shown on the attached schedule.

This Promise to Make Cash Payment is subject to the terms and conditions of the offer as set forth in: (1) the Offer to Amend Certain Options (the “Offering Memorandum”); (2) the e-mail from Jeffery A. Kupp, dated November 2, 2007; (3) the Election Form; and (4) the Withdrawal Form (collectively, the “Offer Documents”), all of which are incorporated herein by reference. This Promise to Make Cash Payment, the Amendment to Stock Option Agreement and the Offer Documents reflect the entire agreement between you and Microtune with respect to this transaction. This Promise to Make Cash Payment may be amended only by means of a writing signed by you and an authorized officer of Microtune.

MICROTUNE, INC.

By:

Name:

Title:

Date:

Schedule of Payments

Amended Eligible Option Number		Payments
XXX		$	X,XXX.XX

XXX		$	X,XXX.XX

XXX		$	X,XXX.XX

XXX		$	X,XXX.XX

	Total payment	$	X,XXX.XX

1